Exhibit 99.1

Media contact:	Lyndi McMillan, Lyndi.McMillan @Navistar.com, 331-332-5833
Investor contact:	Martin Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR ANNOUNCES KEY LEADERSHIP APPOINTMENTS

•	Persio Lisboa Named Executive Vice President and Chief Operating Officer
•	Steven Covey, Senior Vice President and General Counsel, to Retire
•	Curt Kramer Promoted to Senior Vice President and General Counsel

LISLE, Ill. — March 2, 2017 — Navistar International Corporation (NYSE: NAV) today announced the appointment of Persio V. Lisboa, president of operations, as executive vice president and chief operating officer, effective immediately. In addition, Steven K. Covey, senior vice president and general counsel, is retiring after 36 years with Navistar. Curt Kramer, currently associate general counsel and corporate secretary, will succeed Covey effective April 1, 2017.

In his new role, Lisboa, 51, will oversee Navistar’s operations, global and sales functions. In his most recent role as president of operations, Lisboa was responsible for procurement, product development and manufacturing, where he helped drive hundreds of millions in total cost savings, while overseeing key strategic investments in new products and services. He also played a major role in negotiating the successful close of Navistar’s strategic alliance with Volkswagen Truck & Bus.

“Persio is an inspiring, performance-driven leader who consistently delivers results and empowers his teams to succeed. I am confident that with nearly 30 years of experience at Navistar, working across all aspects of our business, he will help us build on our positive momentum,” said Troy A. Clarke, chairman, president and CEO, Navistar. “On behalf of the Board of Directors and the management team, I congratulate Persio on this well-deserved promotion to chief operating officer.”

“I am honored to be taking on the role of chief operating officer and look forward to continuing to strengthen Navistar’s performance and deliver on our strategic priorities,” Lisboa said. “I am committed to working with Troy and the rest of the management team to drive operational excellence and industry-leading uptime as we push to become the industry’s North American champion.”

Covey joined the company in 1981, and over the past 36 years has provided leadership and legal expertise for Navistar, the last 13 years in the role as general counsel.

“Steve has helped guide the company through many challenges. He brought a steady and thoughtful presence, and had a unique perspective on seeing the company for nearly four decades,” Clarke said. “I thank him for his unwavering service and wish him the very best as he begins his next chapter.”

In his new role as senior vice president and general counsel, Curt Kramer, 48, will be responsible for leading all legal and corporate governance matters for the company. In his most recent role as corporate secretary,

Kramer oversaw all corporate governance and Board administration functions, as well as all legal aspects of Navistar’s securities, finance and merger and acquisition activity.

“Curt has demonstrated his trusted leadership and extensive legal expertise throughout a variety of complex situations and transformative changes at Navistar,” Clarke said. “His keen understanding of the legal environment in which Navistar operates and impressive track record of accomplishments will serve him well in this new role.”

About Persio Lisboa

Since joining Navistar in 1988, Lisboa has held a number of positions of increasing responsibility in the United States and South America. Prior to this appointment and serving as president of operations, Persio V. Lisboa served as Navistar’s chief procurement officer, responsible for the development and implementation of the company’s procurement and supply chain strategies globally. Earlier, Lisboa served as divisional purchasing and logistics vice president of Navistar’s engine group and vice president and general manager of the inline business unit. He also held leadership positions in Navistar’s engine group, the inline business unit, and in South America including as president of the Argentina subsidiary. Lisboa has a Bachelor of Science degree in business administration with a marketing specialization from Pontificia Universidade Catolica University in Sao Paulo, Brazil.

About Curt Kramer

Kramer has served as Navistar’s associate general counsel and corporate secretary for the past 10 years. He joined Navistar in 2002 as an attorney and served as a senior attorney, senior counsel and general attorney. Prior to joining Navistar, he was in private practice. Curt has a bachelor’s degree from the University of Miami, a juris doctorate degree from Quinnipiac University School of Law, and an LLM in securities and tax law from Georgetown University Law Center.

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International brand commercial and military trucks, proprietary diesel engines, and IC Bus brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

2